Exhibit 5.1

Hogan Lovells US LLP 3 Embarcadero Center, Suite 1500 San Francisco, CA 94111 T +1 415 374 2300 F +1 415 374 2499 www.hoganlovells.com

March 6, 2020

Board of Directors

VIVUS, Inc.

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

Ladies and Gentlemen:

We are acting as counsel to VIVUS, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 of shares of common stock, par value $0.001 per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Equity Distribution Agreement, dated March 6, 2020 (the “Agreement”), between the Company and Piper Sandler & Co., as sales agent (the “Agent”). The offering of the Shares by the Company is being made pursuant to its registration statement on Form S-3, as amended (No. 333-227353) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on September 14, 2018, the accompanying prospectus dated September 27, 2018 (the “Base Prospectus”) that forms a part thereof and the Prospectus Supplement dated March 6, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

VIVUS, Inc.	-2-	March 6, 2020

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (1) execution and delivery by the Company of the Agreement, (2) issuance of the Shares pursuant to the terms of the Agreement, and (3) receipt by the Company of the consideration for the Shares specified from time to time in resolutions of the Board of Directors (or an authorized committee thereof), the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP